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                                                                     EXHIBIT 3.1



                        CERTIFICATE OF AMENDMENT OF THE
                        CERTIFICATE OF INCORPORATION OF
                            CREDIT DEPOT CORPORATION


         CREDIT DEPOT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That a meeting of the Board of Directors of Credit Depot Corporation, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation, as amended, of Credit Depot Corporation, declaring each amendment to be advisable and declaring that approval of such amendment be considered at the next Annual Meeting of Stockholders.

         SECOND: The Board of Directors, at such meeting, resolved that Article
4.1 of the Certificate of Incorporation, as amended, of Credit Depot Corporation should be amended by deleting such Article 4.1 in its entirety and substituting in lieu thereof the following:

         "FOURTH. 4.1 The total number of shares of all class of stock which the Corporation shall be authorized to issue shall be thirty-seven million (37,000,000) shares, which are to be divided into two classes as follows:

         35,000,000 shares of Common Stock, par value $.001 per share; and

         2,000,000 shares of  Preferred Stock, par value $.001 per share."

         THIRD: That thereafter, pursuant to resolution of its Board of Directors, and upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, a meeting was held at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

         FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, CREDIT DEPOT CORPORATION has caused this certificate to be executed by Gerald F. Sullivan, its authorized officer, this 30th day of January, 1997.

                                        CREDIT DEPOT CORPORATION


                                        By:     /s/Gerald F. Sullivan
                                           -----------------------------------
                                                Name: Gerald F. Sullivan
                                                Title: President & CEO